Exhibit 10.9


March 31, 2004

Robert H. Davis
Nancy Karfilis Davis
95 Audubon Road, Unit 611
Wakefield, MA 01880

Dear Mr. and Mrs. Davis:

This letter shall serve as documentation of our recent discussions in which you have agreed to extend the maturity date the following promissory notes for an additional six months from it's original maturity date.

Date of Note            Amount       Original Maturity        Revised Maturity
------------            ------       -----------------        ----------------
September 30, 2003      $400,000     March 31, 2004           September 30, 2004

If you are in agreement with above information, please sign below and return an original to my attention.

Sincerely,


/s/ Charles E. Coppa          /s/ Robert H. Davis       /s/ Nancy Karfilis Davis
Charles E. Coppa              Agreed,                   Agreed
Chief Financial Officer       Robert H. Davis           Nancy Karfilis Davis